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                                                                    EXHIBIT 10.7




                               LICENSE AGREEMENT

     This Agreement, effective December 15,1997, is made between Harlan King ("King"), whose address is Route 1, Box 329, Stringer, Mississippi, and Turbeco Inc., an affiliate of Flotek Industries Inc. ("Turbeco"), having a principal place of business and mailing address at 7030 Empire Central Drive, Houston, Texas 77040. King holds patent rights and other technology rights regarding a downhole apparatus and method for cleaning the exterior surface of a pipe, and Turbeco desires a license to use such patent and technology rights. Accordingly, the parties have agreed as follows:

     1. The term "King Technology" means all patent, trademark, copyright, and trade secrets pertaining to downhole apparatus and methods for the exterior surface cleaning of pipe. King Technology specifically includes rights under United States Patent No.5,641,018 (1997), attached as Exhibit A, and all other patent applications filed by King in the United States and other countries. King Technology also includes all rights in trademarks and copyrights associated with the subject matter of apparatus and methods disclosed in the referenced patent rights. King Technology also includes all business and technical information known or developed by King and disclosed to Turbeco.

         2. King grants Turbeco an exclusive, worldwide license to develop, commercialize, and to make, use and sell products covered by King Technology ("Products"). Turbeco may authorize other parties to make, sell, and use Products incorporating King Technology, and to otherwise commercialize King Technology subject to the terms of this Agreement. Turbeco will inform King of all agreements between Turbeco and third parties, or between Turbeco and Turbeco Affiliates, related to the manufacture, sale and use of Products incorporating King Technology, and will deliver to King copies of all such agreements. Consistent with the license granted hereunder, Turbeco will have the right to use all copyright and trademark rights comprising King Technology.

         3. Following execution of this Agreement, Turbeco will immediately pay King a nonrefundable $1,000.00 for a ninety day test period for an exclusive option to evaluate the King Technology. On or before the end of such ninety day test period, Turbeco may elect to terminate this Agreement, and to reject the license granted in Paragraph 2, provided that all Products covered by United States Patent No.5,641,018 are delivered to King free of charge or are rendered non- infringing. If Turbeco elects to accept the license granted in Paragraph 2, Turbeco will pay King an additional nonrefundable fee of $9,000.00, before the expiration of the ninety day test period, as partial consideration for the license granted in Paragraph 2.

     4. In addition to the fee stated above, Turbeco will pay King a royalty of $2.00 for each single Product made, sold or used by Turbeco or other parties authorized by Turbeco, which incorporates King Technology. Royalty payments for each Product will be due upon the sale of the Product. Multiple seals within a single centralizer will be treated as one Product for the


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calculation of royalty payments. Turbeco's obligation to make royalty payments for making, selling or using a Product in each country will cease upon the expiration of the last patent in a country, or upon the expiration of twenty years from the date of first commercialization in a country which has not issued a patent for the King Technology.

     5. Turbeco will account for all royalties due at the end of each calendar year quarter, and will pay King or his designee all royalties due within thirty days following the end of each calendar year quarter. Turbeco will maintain accurate records to support all royalties due, will require third parties authorized to commercialize King Technology to keep accurate records, and will make such records available to King at all reasonable times for the purpose of verifying royalty payments due and paid.

     6. King and Turbeco will maintain in confidence and will not disclose to other persons information held confidential by the other party.

     7. King will own all trademark and copyrights associated with the commercialization of King Technology. Turbeco will execute all documents reasonably necessary to confer and to record such technology rights.

     8. Turbeco will grant King a royalty free, perpetual license to practice all improvements to King Technology developed by Turbeco. Such license grant will survive any termination of this Agreement.

     9. The exclusive license under this Agreement will terminate upon any of the following events:

    (a)  Turbeco elects to cease activity during the ninety day test period;
    (b) Turbeco fails to properly account for royalty payments due, or does not mail such royalty payments within the specified periods;
    (c)  Turbeco breaches the confidentiality obligations in this Agreement;
    (d) Turbeco does not promptly notify King of other persons authorized by Turbeco to make, sell and use Products covered by King Technology; or
    (e) the total royalty paid King for each calendar year, including calendar year 1998, does not equal or exceed $10,000.00. Beginning July 1,1998, Turbeco will pay King a minimum royalty payment of $2,500.O0 for each calendar year quarter. If the royalty payments due from the sale of Products in a particular calendar year quarter do not meet or exceed $2,500.00, Turbeco may take credit for previous quarterly royalty payments in excess of $2,500.00 per quarter and paid in the same calendar year period, provided that the average royalty payment through the applicable calendar year meets or exceeds $2,500.00 per quarter.

    Following any breach of sections (b-e) above, King will provide written notice to Turbeco of King's intent to terminate the license granted under this Agreement, and Turbeco will have thirty days following receipt of such notice to cure Turbeco's breach of this Agreement.



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     10.     King and Turbeco will cooperatively work to secure intellectual property rights for the King Technology, and will negotiate in good faith regarding responsibility for the development of such rights and the obligation to pay costs associated with such rights.

     11. THIS AGREEMENT WILL BE INTERPRETED AND GOVERNED PURSUANT TO THE LAWS OF THE STATE OF TEXAS, AND VENUE FOR ANY DISPUTE WILL BE IN HARRIS COUNTY, TEXAS.

     12. This Agreement comprises the complete understanding between the parties regarding the subject matter herein, and expressly supersedes and cancels all prior agreements or understandings, whether oral or written.

     The parties have executed this Agreement to be effective the date first written above.

HARLAN KING                                     TURBECO INC.


/s/ HARLAN KING                                 By    /s/ STEWART A. SIMPSON
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Date 12-17-97                                   Title     DIV OPS MGR
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                                                Date      12-17-97
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